Exhibit 23.2









                      LARRY E. NUNN & ASSOCIATES LETTERHEAD
                      CERTIFIED PUBLIC ACCOUNTANTS, L.L.C.











                  Consent of Larry E. Nunn & Associates, L.L.C.


We consent to the incorporation by reference in the Amendment No. 1 to the S-1 Registration Statement and the related registration documents, of Noble Roman's, Inc. of our report dated March 22, 2006, with respect to the consolidated financial statements of the Company as of December 31, 2005 and 2004, and for the years ended December 31, 2005, 2004 and 2003, appearing in the Company's Annual Report for the year ended December 31, 2005.


/s/ Larry E. Nunn & Associates, L.L.C.

Larry E. Nunn & Associates, L.L.C.
Columbus, Indiana
May 17, 2006